[LETTERHEAD OF DECHERT PRICE & RHOADS]


                                  May 24, 1999

Pilgrim Mutual Funds
40 North Central Avenue, Suite 1200
Phoenix, Arizona 85004-4424

    Re: Pilgrim Mutual Funds
        (File Nos. 33-56094 and 811-7428)

Dear Sirs:

         We have examined such documents and records as we deemed necessary to render this opinion. Based upon the foregoing, we are of the opinion that the shares to be sold pursuant to the Registration Statement of Pilgrim Mutual Funds (the "Trust"), when paid for as contemplated in the Trust's Registration Statement, will be legally and validly issued, fully paid and non-assessable by the Trust.

         We hereby consent to the filing of this opinion as an exhibit to the Trust's Registration Statement, and to all references to our firm therein. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

                                     Very truly yours,

                                     /s/ Dechert Price & Rhoads